Filed Pursuant to Rule 433
                                                          File No. 333-130755-08


Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-3 $3.52B NEW ISSUE CMBS

Bookrunner:       Banc of America Securities LLC
Lead Mgr:         Banc of America Securities LLC

Co-Mgrs: Commerzbank Corporates & Markets/Hypo Capital Markets/SunTrust Robinson Humphrey/Citigroup/Credit Suisse

Rating Agencies:  S&P, Moody's, and Fitch

        Size
Class   ($mm)    (S&P/M/F)    WAL  Sprd     Yld     Cpn     Mod Dur      PX
A-1       50.0  AAA/Aaa/AAA  4.00  S+18    5.6127  5.6590*   3.457   100.250020
A-2      334.0  AAA/Aaa/AAA  4.66  S+31    5.7780  5.8379*   3.978    99.967117
A-3      133.0  AAA/Aaa/AAA  6.84  S+42    5.9868  5.8379*   5.488    98.777123
A-AB      78.9  AAA/Aaa/AAA  7.87  S+37    5.9738  5.8379*   6.117    98.686049
A-4    1,017.0  AAA/Aaa/AAA  9.64  S+35.5  6.0152  5.8379*   7.171    98.102062
A-5       50.0  AAA/Aaa/AAA  9.79  N/A
A-1A     648.0  AAA/Aaa/AAA   **NO LONGER AVAILABLE**
A-M      116.6  AAA/Aaa/AAA  9.80  S+40    6.0650  5.8379*   7.252    97.717355
A-MF     100.0  AAA/Aaa/AAA  9.80  N/A
A-J      241.7  AAA/Aaa/AAA  9.87  S+48    6.1471  5.8379*   7.281    97.121521
B         35.2  AA+/Aa1/AA+  9.87  S+54    6.2071  5.8379*   7.272    96.696661
C         48.3  AA/Aa2/AA    9.87  S+60    6.2671  5.8379*   7.264    96.274128
D         26.4  AA-/Aa3/AA-  9.87  S+67    6.3371  5.8379*   7.255    95.784093
*wac coupon

Expected Timing
  Settlement         -  July 26, 2007
  Dated Date         -  July 01, 2007
  First Cpn Payment  -  August 10, 2007
  Rated Final        -  June 10, 2049

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230: NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES

WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.


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